SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          July 31, 2010

CRAFT BREWERS ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
(Address of Principal Executive Offices, Zip Code)

(503) 331-7270
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Agreement and Plan of Merger

As of July 31, 2010, Craft Brewers Alliance, Inc. (“CBA”), incorporated in Washington state and an independent, publicly traded craft brewing company; Kona Brewing Co., Inc. (“KBC”), incorporated in Hawaii, and related entities; and KBC’s shareholders entered into an agreement and plan of merger (the "Merger Agreement”).  Pursuant to the Merger Agreement, KBC will merge with and into a wholly owned subsidiary of CBA (the “Merger”). The Merger, the Merger Agreement and the transactions contemplated thereby have been approved by the boards of directors of CBA and KBC.

Kona Brewery LLC, whose only members are KBC and CBA, will continue to own and operate its brewing facilities located in Kailua-Kona, Hawaii, and will be a wholly-owned subsidiary of CBA as of the effective date of the Merger (“effective date”).

As of the effective date, CBA will acquire all outstanding shares of KBC common stock in exchange for aggregate consideration of approximately $13.9 million (the “Merger Consideration”), which will be comprised of approximately $6.0 million in cash and the balance in the form of 1,677,000 shares of CBA’s common stock. The Merger Consideration is subject to adjustment based on the working capital position of KBC as of the effective date. Shares equal in value to 10 percent of the Merger Consideration will be held in escrow in connection with indemnification provisions relating to claims that may be asserted in connection with breaches of representations and warranties made by KBC and its shareholders.

CBA and its related entities, and KBC and its shareholders have made customary representations, warranties and covenants in the Merger Agreement, including, among others, an agreement by CBA to appoint Mattson Davis as the President and Chief Executive Officer of the Hawaiian subsidiaries in charge of the operations in Hawaii. Mr. Davis will work closely with Terry Michaelson, CBA’s Chief Executive Officer, to nurture the authenticity of the Kona brand and position it for long-term growth on the U.S. mainland.  In the Merger Agreement, the KBC shareholders have been granted a right to designate one person to be nominated to the CBA board of directors (“designation right”), and CBA has agreed to make commercially reasonable efforts to support any such nominee.  The designation right will expire five years after the effective date, with earlier termination if the KBC shareholders cease to own at least 50 percent of the shares issued to them in the Merger.

The Merger is subject to customary conditions to closing, including (i) regulatory approval from the Alcohol and Tobacco Tax and Trade Bureau and state licensing agencies, (ii) approval from CBA’s lender, (iii) the filing by KBC of certain renewal energy grant and tax credit applications with the appropriate regulatory authorities, (iv) accuracy of the representations and warranties made by the parties under the Merger Agreement, (v) compliance by the parties with their respective covenants, and (vi) the absence of any material adverse effect on the business or condition of either CBA or KBC.  The Merger Agreement provides for a $100,000 break-up fee to be paid to the other party if either CBA or KBC unilaterally terminates the Merger Agreement on or after January 1, 2011, if the Merger has not been completed by then.

The foregoing brief summary of the material terms and conditions of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

CBA, a company founded by passionate brewers, celebrates the unique heritage of all its brands and is committed to continuing to brew the highest quality artisan beers for craft beer enthusiasts. KBC, a Hawaii-based craft brewer with a strong commitment to the heritage and culture of the islands, produces beers that capture the roots, traditions and passions of the close-knit community in Hawaii.

A copy of the press release jointly issued by CBA and KBC announcing execution of the Merger Agreement is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Forward-Looking Statements

The foregoing information regarding the proposed merger includes forward looking statements that are subject to risks and uncertainties, including but not limited to the possibility that the proposed Merger may not ultimately close; that, in the event the Merger is completed, the combination of CBA and KBC may not result in a company better positioned to compete on a national basis; that the operational, financial and management controls, reporting systems and procedures of the combined companies may be inadequate; and that CBA may be unable to successfully execute its integration strategies or realize the expected benefits of the Merger. Other factors that could create or contribute to other risks and uncertainties are more fully described in CBA’s filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, CBA’s annual report on Form 10-K for the year ended December 31, 2009. The forward-looking statements in this report speak only as of the date hereof, and CBA expressly disclaims any intent or obligation to update these forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1

Agreement and Plan of Merger among Craft Brewers Alliance, Inc., Kona Brewing Co., Inc. and related parties, dated July 31, 2010. The schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. CBA will furnish copies of any such schedules to the SEC upon request.

99.1	Joint press release dated August 3, 2010 announcing the signing of the Merger Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREWERS ALLIANCE, INC.

Dated:	August 3, 2010	By:	/s/ MARK D. MORELAND
Mark D. Moreland
Chief Financial Officer and Treasurer